Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
August 6, 2015		212-460-4111

CON EDISON REPORTS 2015 SECOND QUARTER EARNINGS

NEW YORK—Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2015 second quarter net income for common stock of $219 million or $0.75 a share compared with $212 million or $0.73 a share in 2014. Adjusted earnings, which exclude the effects of the gain on sale of solar electric production projects, the lease in/lease out (LILO) transactions and the net mark-to-market effects of the competitive energy businesses (CEBs), were $228 million or $0.78 a share in 2015 compared with $189 million or $0.65 a share in 2014.

For the first six months of 2015, net income for common stock was $589 million or $2.01 a share compared with $574 million or $1.96 a share in the first six months of 2014. Adjusted earnings, which exclude the effects of the gain on sale of solar electric production projects, the LILO transactions and the net mark-to-market effects of the CEBs, were $594 million or $2.03 a share in 2015 compared with $532 million or $1.82 a share in 2014.

“Con Edison’s operating and financial performance continues to be strong,” said John McAvoy, the company’s chairman and CEO. “We are embarking on a new era of energy delivery and customer choice. We are proposing new demonstration projects that will showcase energy efficiency tools, demand response, and the usage information customers need to make choices, promoting solar power, energy storage and other distributed energy resources.”

The following table is a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three and six months ended June 30, 2015 and 2014.

	Three Months Ended				Six Months Ended
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)		Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2015	2014	2015	2014	2015	2014	2015	2014
Reported earnings per share and net income for common stock – GAAP basis (basic)	$0.75	$0.73	$219	$212	$2.01	$1.96	$589	$574
Gain on sale of solar electric production projects (a)	—	(0.09)	—	(26)	—	(0.09)	—	(26)
LILO transactions (b)	—	—	—	—	—	(0.02)	—	(7)
Net mark-to-market effects of the CEBs (c)	0.03	0.01	9	3	0.02	(0.03)	5	(9)

Adjusted earnings – non-GAAP	$0.78	$0.65	$228	$189	$2.03	$1.82	$594	$532

(a)	After taxes of $19 million for the three and six months ended June 30, 2014.
(b)	In March 2014, adjustments were made to taxes and accrued interest relating to Con Edison Development’s LILO transactions which were terminated in 2013, resulting in an after-tax benefit to earnings of $7 million (after taxes of $6 million) for the six months ended June 30, 2014.
(c)	After taxes of $(7) million and $(2) million for the three months ended June 30, 2015 and 2014 and $(3) million and $6 million for the six months ended June 30, 2015 and 2014, respectively.

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CON EDISON REPORTS 2015 SECOND QUARTER EARNINGS	page 2

For the year 2015, the company reaffirms its previous forecast of adjusted earnings in the range of $3.90 to $4.05 per share. Adjusted earnings per share exclude the net mark-to-market effects of the CEBs and the impact of the potential sale of the CEBs’ retail electric supply business.

The results of operations for the three and six months ended June 30, 2015, as compared to the 2014 periods, reflect primarily changes in the rate plans of Con Edison’s utility subsidiaries, including growth in its gas delivery service related to oil-to-gas conversions, and lower operations and maintenance expenses, offset in part by higher interest expense related to debt financing. The rate plans provide for revenues to cover expected increases in certain operations and maintenance expenses and depreciation reflecting primarily the impact of higher utility plant balances. The results of operations also include the net mark-to-market effects of the CEBs, the gain on sale of solar electric production projects and the impact of the LILO transactions in 2014.

Operations and maintenance expenses for Consolidated Edison Company of New York, Inc. (CECONY) were lower in the 2015 periods reflecting lower electric operating costs and lower costs for support and protection of company underground facilities to accommodate municipal projects, offset in part by higher gas operating costs attributable to emergency response.

The following table presents the estimated effect on earnings per share and net income for common stock for the three and six months ended June 30, 2015 periods compared to the 2014 periods, resulting from these and other major factors:

	Three Months Ended Variation 2015 vs. 2014		Six Months Ended Variation 2015 vs. 2014
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
CECONY (a)
Rate plans, primarily to recover increases in certain costs	$0.14	$40	$0.19	$57
Operations and maintenance expenses	0.02	7	0.07	20
Depreciation and amortization	(0.02)	(5)	(0.05)	(15)
Net interest expense	(0.02)	(8)	(0.05)	(16)
Other	0.02	5	0.02	7

Total CECONY	0.14	39	0.18	53

Orange and Rockland Utilities, Inc. (O&R) (a)
Rate plans (b)	(0.02)	(7)	(0.01)	(2)
Operations and maintenance expenses	(0.02)	(5)	(0.03)	(7)
Other	(0.01)	(3)	(0.01)	(4)

Total O&R	(0.05)	(15)	(0.05)	(13)

CEBs
Operating revenues less energy costs	0.03	9	0.03	10
Gain on sale of solar electric production projects	(0.09)	(26)	(0.09)	(26)
Operations and maintenance expenses	(0.01)	(2)	(0.02)	(7)
Net interest expense	—	1	(0.02)	(7)
Other	0.01	2	0.03	7

Total CEBs (c)	(0.06)	(16)	(0.07)	(23)

Other, including parent company expenses	(0.01)	(1)	(0.01)	(2)

Total variation	$0.02	$7	$0.05	$15

(a)	Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under the rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	These variations primarily reflect the charge-off of certain regulatory assets for the three and six months ended June 30, 2015 ($11 million after-tax or $0.04 a share).
(c)	These variations include the net mark-to-market effects and the impact of the LILO transactions shown in the table on page 1.

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CON EDISON REPORTS 2015 SECOND QUARTER EARNINGS	page 3

Refer to the company’s Second Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at June 30, 2015 and December 31, 2014 and the consolidated income statements for the three and six months ended June 30, 2015 and 2014. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, adjusted earnings (which the company formerly referred to as earnings from ongoing operations). This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s operating performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $45 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy services company; and Consolidated Edison Development, Inc., a company that develops, owns and operates renewable and energy infrastructure projects.

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